Exhibit 10.20

Credit and Security Agreement

This Credit and Security Agreement (“Agreement”) is entered into as of July 26, 2007, by and between REAL D, a California corporation (“Borrower”), and City National Bank, a national banking association (“CNB”).

1.                                 DEFINITIONS. As used in this Agreement, these terms have the following meanings:

1.1                               “Account” or “Accounts” has the meaning given in the Code, and includes, but is not limited to, any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper from any Person, whether now existing or hereafter arising or acquired, whether or not it has been earned by performance.

1.2                               “Account Debtor” means the Person obligated on an Account.

1.3                               “Adjusted EBITDA” means, as of the date of determination, EBITDA, minus (a) revenues earned under License Agreements for the twelve (12) month period ending on the date of determination, plus (b) monitoring fees (in an aggregate amount not to exceed $350,000.00 per year) paid by Borrower to Shamrock, plus (c) non-recurring expenses (including without limitation, those incurred in connection with (i) mergers and acquisitions, (ii) the incurrence of Debt, (iii) relocation and severance payments related to the relocation of employees from California to Colorado, not to exceed $450,000.00 in total), and (iv) upgrades to Borrower’s 3-D Theater System, not to exceed one-fifth (1/5) of such upgrade expenses incurred during the twelve (12) month period ending on the date of determination, (d) plus revenues projected by Borrower to be earned under License Agreements for the twelve (12) month period beginning as of the date of determination.

1.4                               “Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. “Control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.5                               “Applicable Margin” means a rate per annum based on the outstanding Loans, divided by Adjusted EBITDA, calculated as of the last day of each fiscal quarter and applicable to the next fiscal quarter as set forth below:

Outstanding Loans	Applicable Margin (%)
Adjusted EBITDA	For Libor Loans	For Prime Loans

Greater than 2.5	3.00%	1.00%
Equal to or greater than 2.0 and below 2.5	2.25%	0.25%
Equal to or greater than 1.5 and below 2.0	1.50%	0.00%
Less than 1.5	1.25%	0.00%

1.6                               “Borrower’s Loan Account” means the statement of daily balances on the books of CNB in which will be recorded Loans made by CNB to Borrower, payments made on such loans, and other appropriate debits and credits as provided by this Agreement. CNB will provide a statement of account for Borrower’s Loan Account at least once each month on a date established by CNB, which statement will be accepted by and conclusively binding upon Borrower unless it notifies CNB in writing to the contrary, within five (5) days of receipt of such statement, or ten (10) days after sending of such statement if Borrower does not notify CNB of its non-receipt of the statement. Statements regarding other credit extended to Borrower will be provided separately.

1.7                               “Borrowing Base” will be in an amount, determined by CNB, equal to the greater of (a) the sum of (i) seventy five percent (75%) of the Eligible Accounts, plus (ii) seventy five percent (75%) of Eligible Recurring Revenues, and (b) three hundred percent (300%) of Adjusted EBITDA. In no event will the Borrowing Base exceed the Revolving Credit Commitment.

1.8                               “Borrowing Base Certificate” means the certificate, in form and satisfactory to CNB, executed by Borrower to evidence the Borrowing Base.

1.9                               “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required to close..

1.10                        “Code” means the Uniform Commercial Code of California, as currently in effect and as amended and replaced from time to time, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state, in which case, “Code” means the Uniform Commercial Code of such state.

1.11                        “Collateral” means all property securing the Obligations, as described in Section 8.

1.12                        “Commitment” means CNB’s commitment to make the Loans in the aggregate principal amount outstanding at any one time of up to Fifteen Million Dollars ($15,000,000.00).

1.13                        “Contingent Liabilities” shall mean those liabilities as defined in FASB Statement No. 5, and not otherwise set forth in Borrower’s most recent financial statements.

1.14                        “Covenant Compliance Certificate” shall be in the form of Exhibit A attached hereto.

1.15                        “Debt” means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money, or reimbursement for open letters of credit and banker’s acceptances, (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services, (d) all capitalized lease obligations of Borrower or any Subsidiary, (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed, (f) all obligations guaranteed by Borrower or any Subsidiary, (g) all obligations, direct or indirect, for letters of credit, and (h) any other obligations or liabilities which are required by GAAP to be shown as liabilities on the balance sheet of Borrower or any Subsidiary.

1.16                        “Demand Deposit Account” means Borrower’s demand deposit account No. 112-788964 maintained with CNB.

1.17                        “EBITDA” means, as of the date of determination, earnings before interest, taxes, depreciation and amortization and will be determined on a consolidated basis for Borrower and the Subsidiaries, in accordance with GAAP, and means the sum of (a) net income after eliminating extraordinary gains and losses, plus (b) interest expense, plus (c) provisions for income taxes, plus (d) depreciation and amortization, each of such items determined based on the twelve (12) month period ending on the date of determination.

1.18                        “Eligible Account” means an Account of Borrower, which is not an Account owed under a License Agreement, and:

1.18.1              Upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition (other than the nonpayment condition contained in License Agreements relating to a minimum number of theatrical releases in 3D format not being offered or available for exhibition);

1.18.2              Against which is asserted no defense, counterclaim, discount or set-off, whether well-founded or otherwise;

1.18.3              That is a true and correct statement of a bona fide indebtedness incurred in the amount of the Account with respect to a money obligation owed by the Account Debtor, including but not limited to obligations arising, for goods sold or leased and delivered to, or for services rendered to and accepted by, the Account Debtor;

1.18.4              That is owned by Borrower free and clear of all liens, encumbrances, charges, interests and rights of others, except the security interests granted to CNB;

1.18.5              That does not arise from a sale or lease to or for services rendered to an employee, stockholder, director, Subsidiary or Affiliate of Borrower or any entity in which any employee, stockholder, director, Subsidiary or Affiliate of Borrower has any interest;

1.18.6              That is not the obligation of an Account Debtor that is the federal government unless perfected under the Federal Assignment of Claims Act of 1940, as amended;

1.18.7              That is not the obligation of an Account Debtor located in a foreign country, except Canada, unless the obligation is insured by foreign credit insurance satisfactory to CNB or through a letter of credit negotiated through CNB with drawing documents in order;

1.18.8              That is (a) not due and payable on delivery of goods, receipt of documents or receipt of invoice, or (b) due and payable not more than thirty (30) days from the original invoice date, in either case unless otherwise agreed to in writing by CNB;

1.18.9              As to which not more than ninety (90) days has elapsed since the original invoice date, excluding all Accounts owed by Borrower’s Affiliates which for financial statement purposes would be consolidated with Borrower under GAAP;

1.18.10       As to which the Account Debtor has not:

(a)                                 died, suspended business, made a general assignment for the benefit of creditors, become the subject of a petition under the Bankruptcy Code or consented to or applied for the appointment of a receiver, trustee, custodian or liquidator for itself or any of its property;

(b)                                 allowed more than 20% of the amounts owed by such Account Debtor to Borrower to become ineligible under Section 1.18.9;

(c)                                  had its check in payment of an Account returned unpaid; or

(d)                                 become or appear to have become unable, in the opinion of CNB, to pay the Account in accord with its terms;

1.18.11       That does not, when added to all other Accounts that are obligations of the Account Debtor to Borrower, result in a total sum that exceeds twenty percent (20%) of the total balance then due on all Accounts; and

1.18.12       That is not an obligation owed by the Account Debtor which is evidenced by chattel paper or an instrument as those terms are defined in the Code.

1.19                        “Eligible License Agreement” means a License Agreement:

1.19.1              Upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition (other than the nonpayment condition contained in License Agreements relating to a minimum number of theatrical releases in 3D format not being offered or available for exhibition);

1.19.2              Against which is asserted no defense, counterclaim, discount or set-off, whether well-founded or otherwise;

1.19.3              That is a true and correct statement of a bona fide indebtedness represented by an Account with respect to a money obligation owed by the Account Debtor, including but not limited to obligations arising, for goods sold or leased and delivered to for services rendered to and accepted by the Account Debtor;

1.19.4              That is owned by Borrower free and clear of all liens, encumbrances, charges, interests and rights of others, except that security interest granted to CNB;

1.19.5              That is not the obligation of an Account Debtor located in a foreign country, except Canada, unless the obligation is insured through a letter of credit negotiated through CNB with drawing documents in order;

1.19.6              As to which the Account Debtor is not more than 90 days past due; and

1.19.7              As to which the Account Debtor has not:

(a)                                 died, suspended business, made a general assignment for the benefit of creditors, become the subject of a petition under the Bankruptcy Code or consented to or applied for the appointment of a receiver, trustee, custodian or liquidator for itself or any of its property;

(b)                                 had its check in payment of an Account returned unpaid; or

(c)                                  become or appear to have become unable, in the opinion of CNB, to pay the Account in accord with its terms.

1.20                        “Eligible Period” means, for any measurement date, the twelve (12) month period beginning on the measurement date.

1.21                        “Eligible Recurring Revenues” means, for any Eligible Period, the sum of Release Based Payments, plus Scheduled License Payments, plus Paid Admission Based Payments.

1.22                        “Eurocurrency Reserve Requirement” means, for any Interest Period, the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during such Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 224).

1.23                        “Facility Fee” is $37,500.00.

1.24                        “Fixed Charges” means, as of the date of determination, the sum (without duplication) of (a) the aggregate amount of Current Maturity of Long-Term Debt (“Current Maturity of Long-Term Debt” means that portion Borrower’s consolidated long-term liabilities, determined in accordance with GAAP for borrowed money, which will, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.), plus (b) all interest incurred on borrowed money, plus (c) provisions for income taxes, plus (d) all maintenance capital expenditures, each of such items determined based on the twelve (12) month period ending on the date of determination.

1.25                        “GAAP” means generally accepted accounting principles, consistently applied.

1.26                        “Guarantor(s)” are ColorLink Inc., a Delaware corporation, and Stereographics Corporation, a California corporation.

1.27                        “Inventory” means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

1.28                        “Interest Period” means the period commencing on the date the LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the first day of the month occurring prior to or on the date which is one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter, as selected by the Borrower; provided, however, no Interest Period may extend beyond the Termination Date.

1.29                        “LIBOR Base Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to CNB, for the applicable Interest Period upon which the Interest Period is based for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan or on the last Business Day of an expiring Interest Period.

1.30                        “LIBOR Interest Rate” means, for any Interest Period, the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

LIBOR Base Rate
1-Eurocurrency Reserve Requirement

1.31                        “LIBOR Loan” means any Loan tied to the LIBOR Interest Rate.

1.32                        “License Agreement” means an agreement between Borrower and an Account Debtor pursuant to which Borrower licenses to Account Debtor the right to use Borrower’s 3-D theater system for use in exhibiting motion picture theatrical films and other media in 3D (“3-D Theater System”).

1.33                        “Lien” with respect to any property or assets, means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

1.34                        “Loan” or “Loans” means the loans extended by CNB to Borrower pursuant to Section 2.

1.35                        “Loan Documents” means, individually and collectively, this Agreement, any note, guaranty, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to extensions of credit under this Agreement.

1.36                        “Material Adverse Effect” means an event or occurrence that has had a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Person to perform and comply with its obligations under the Loan Documents to which it is a party, or (c) the validity or priority of CNB’s security interest in the Collateral.

1.37                        “Net Worth” means, at any time of determination, the net worth of Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

1.38                        “Obligations” means all present and future liabilities and obligations of Borrower to CNB under each of the Loan Documents, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.

1.39                        “Paid Admission Based Payments” means, for an Eligible Period, with respect to those Eligible License Agreements under which royalty payments are based on an admission fee for each paid admission for each Screen for each motion picture, $2,000 per Screen for each motion picture announced and scheduled for release during the Eligible Period.

1.40                        “Permitted Individual Holders” means (a) Mr. Michael Lewis and the estate of Mr. Michael Lewis (including the beneficiaries thereof), Mr. Joshua Greer and the estate of Mr. Joshua Greer (including the beneficiaries thereof) (collectively, the “Current Holders”), (b) members of the immediate families of the Current Holders, (c) trusts for the benefit of Current Holders and members of the immediate families of the Current Holders, and (d) a non-profit corporation or foundation controlled by any of the Persons described in (a), (b) or (c) of this definition. Members of a Person’s “immediate family” shall mean such Person’s parents, brothers, sisters, spouse and lineal descendants.

1.41                        “Permitted Liens” means:

1.41.1              Liens existing on the date hereof and described on Schedule 1.41;

1.41.2              Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by Borrower or any Subsidiary in the ordinary course of business which secure its obligations to such Person; provided, however, that (i) the Borrower or such Subsidiary is not in default with respect to such payment obligation to such Person, unless the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof, and (ii) all such defaults in the aggregate have no Material Adverse Effect;

1.41.3              Liens securing taxes, assessments or governmental charges or levies; provided, however, that (i) neither the Borrower nor any Subsidiary is in default in respect of any payment obligation with respect thereto unless the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate reserves therefor have been established on the books of the Borrower or such Subsidiary, as the case may be, in conformity with GAAP and (ii) all such defaults in the aggregate have no Material Adverse Effect;

1.41.4              Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits;

1.41.5              Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment liens; provided, however, that all such Liens in the aggregate have no Material Adverse Effect;

1.41.6              Zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrower or any Subsidiary or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrower or any Subsidiary; and

1.41.7              Purchase money liens securing Debt incurred in connection with the acquisition of equipment or other capital assets (where such liens have a perfected, first priority security interest only in the equipment and/or other capital assets being purchased).

1.42                        “Person” means any individual or entity.

1.43                        “Potential Event of Default” means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

1.44                        “Prime Loan” means any Loan tied to the Prime Rate.

1.45                        “Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its “Prime Rate.” Any change in the interest rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by CNB.

1.46                        “Release Based Payments” means license fee payments due and payable under Eligible License Agreements for an Eligible Period that are calculated based upon the number of motion pictures scheduled for release during the Eligible Period, such release schedule to be subject to CNB’s approval, which approval shall not be unreasonably withheld.

1.47                        “Revolving Credit Commitment” means CNB’s commitment to make the Loans in the aggregate principal amount at any one time of up to Fifteen Million Dollars ($15,000,000.00).

1.48                        “Scheduled License Payments” means license fee payments to be due and payable under Eligible License Agreements for an Eligible Period, net of any rebates, and which are not Release Based Payments or Paid Admission Based Payments.

1.49                        “Shamrock” means Shamrock Capital Growth Fund II, L.P.

1.50                        “Screens” means those theater movie screens that have installed Borrower’s 3D theater system under License Agreements.

1.51                        “Subordinated Debt” means Debt of Borrower or any Subsidiary, the repayment of which is subordinated, on terms satisfactory to CNB, to the Obligations. The holders of Subordinated Debt are listed on Schedule 1.51 hereof.

1.52                        “Subsidiary” means any Person, the majority of whose voting interests are at any time owned, directly or indirectly, by Borrower and/or by one or more Subsidiaries, other than ColorLink Japan, Ltd.

1.53                        “Termination Date” means July 31, 2010, unless the term of this Agreement is renewed by CNB for an additional period under Section 3, or such earlier termination date under Section 9.3 upon the occurrence of an Event of Default. Upon any renewal, the Termination Date will be the renewed maturity date determined by CNB.

1.54                        “Total Senior Liabilities” means, as of any date of determination, the amount of all liabilities that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with GAAP, less Subordinated Debt.

2.                                      THE CREDIT.

2.1                               Loans. Subject to the terms of this Agreement, CNB agrees to make loans (“Loans”) from time to time to Borrower, from the date of this Agreement up to but not including the Termination Date, at such times as Borrower may request, up to the amount of the Borrowing Base. The Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Loans will at no time exceed the Borrowing Base.

2.1.1                     Interest. The Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration on otherwise) at an annual rate equal to, at Borrower’s option, either (a) for a LIBOR Loan, the LIBOR Interest Rate plus the Applicable Margin, or (b) for a Prime Loan, the fluctuating Prime Rate plus the Applicable Margin. Interest on the Loans and other charges incurred under this Agreement will accrue daily and be payable (a) except in respect of a LIBOR Loan, monthly in arrears, on the first day of the next month, commencing on the first such date following disbursement; (b) if a LIBOR Loan, on the last day of each Interest Period therefore and upon any prepayment thereof (to the extent accrued on the amount prepaid); and (c) at the Termination Date. A Loan tied to the

LIBOR Interest Rate is called a “LIBOR Loan,” and a Loan tied to the Prime Rate is called a “Prime Loan.” A Loan will be a Prime Loan any time it is not a LIBOR Loan.

2.1.2                     Payment for Amounts Exceeding Borrowing Base. Borrower will, immediately upon demand, repay the amount by which the unpaid principal amount of Borrower’s Loan Account exceeds the amount CNB has agreed to lend under Section 2.1. The portion of the Loans exceeding the Borrowing Base (“Overadvance”) will bear additional interest of three percent (3.0%) per year over the rate set forth in Section 2.1.1 for Prime Loans.

2.2                               LIBOR Loan Terms and Conditions

2.2.1                     Procedure for LIBOR Loans. Borrower may request that a Loan be a LIBOR Loan (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of an Interest Period). Borrower’s request will be irrevocable, will be made to CNB using the “Notice of Borrowing” form attached hereto as Exhibit “A,” no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the day the LIBOR Loan is to be made. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and, unless Borrower has selected an additional Interest Period therefore, any outstanding LIBOR Loan will be deemed a Prime Loan upon expiration of its then-current Interest Period.

2.2.2                     Availability of LIBOR Loans. Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00. Borrower may not have more than five (5) LIBOR Loans outstanding at any one time under this Agreement. Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

2.2.3                     Suspension of LIBOR Loans. If CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower’s right to select LIBOR Loans will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be. During such suspension, new Loans, outstanding Prime Loans, and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

2.3                               Optional Prepayments. Subject to the provisions of Section 2.6, Borrower will have the right to prepay, without premium or penalty, all or any portion of the Loans; provided, that on each prepayment, Borrower will pay the accrued interest on the prepaid principal, to the date of such prepayment.

2.4                               Default Interest Rate. From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans and any other amounts due CNB hereunder (and interest to the extent permitted by law) will bear additional interest at a fluctuating rate equal to three percent (3.0%) per year higher than the interest rate as determined in Sections 2.1.1, until the Event of Default has been cured; provided, however, with respect to any Overadvance for which additional interest is then being charged under Section 2.1.2, such additional interest shall be deducted from any default interest charged on the Overadvance under this Section, and provided, further, for purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period. All interest provided for in this Section will be compounded monthly and payable on demand.

2.5                               Payments. All payments will be in United States Dollars and in immediately available funds. Interest will accrue daily and will be computed (a) in the case of LIBOR Loans, on the basis of a 360-day year, and (b) in the case of Prime Loans, on the basis of a 365 or 366-day year, in each case for the actual number of days elapsed. All payments of principal, interest, fees and other charges incurred under this Agreement will be made by charging, and Borrower hereby authorizes CNB to charge, Borrower’s Demand Deposit Account or Borrower’s Loan Account. All loan disbursements made pursuant to this Agreement shall be made by direct deposit to Borrower’s Demand Deposit Account. ..

2.6                               Funding Losses. If Borrower shall (a) repay, prepay or convert any LIBOR Loans on any day other than the last day of an Interest Period for such LIBOR Loans, (b) fail to borrow any Loans in accordance with a request therefor delivered to CNB (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to make any prepayment in accordance with any notice of prepayment delivered to the Administrative Agent, then the Borrower shall, within 10 days of demand by CNB and presentation by CNB of a certificate setting forth in reasonable detail the basis for and the amount of costs and losses incurred by CNB for which demand is made (which certificate shall, in the absence of manifest error, be conclusive and binding as to the amount of such loss for purposes of this Agreement), reimburse CNB for all out-of-pocket costs and losses incurred by CNB as a result of such repayment, prepayment or failure (“Liquidation Costs”). Borrower understands that such costs and losses may include losses incurred by CNB as a result of funding and other contracts entered into by CNB to fund Loans.

3.                                      TERM AND TERMINATION.

3.1                               Establishment of Termination Date. The term of this Agreement will begin as of the date hereof and continue until the Termination Date, unless the term is renewed for an additional period by CNB giving Borrower prior written notice, in which event the Termination Date will mean the renewed maturity date set forth in such notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 9.3; the date of any such termination will become the Termination Date as that term is used in this Agreement. Upon renewal, Borrower authorizes CNB to charge Borrower’s Loan Account with the amount of the Facility Fee (prorated for the length of the term of the renewal period) and any applicable Audit Fee.

3.1.1                     Obligations Upon the Termination Date.              Borrower will, upon the Termination Date, repay the outstanding principal amount of the Loans plus any accrued interest thereon, and any fees and charges payable under the Loan Documents.

3.2                               Survival of Rights. Any termination of this Agreement will not affect the rights, liabilities and obligations of the parties with respect to any Obligations outstanding on the date of such termination. Until all Obligations have been fully repaid, CNB will retain its security interest in all existing Collateral and Collateral arising thereafter.

4.                                      CONDITIONS PRECEDENT.

4.1                               Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder is subject to CNB’s receipt of each of the following, in form and substance reasonably satisfactory to CNB, and duly executed as required by CNB:

4.1.1                     All Loan Documents required by CNB, including but not limited to this Agreement and any guaranties required hereunder;

4.1.2                     (a) a copy of Borrower’s Articles of Incorporation; (b) a Resolution of Borrower’s Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and any other documents required pursuant to this Agreement, certified by Borrower’s corporate secretary; and, (c) a copy of the last certificate filed on behalf of Borrower containing the information required by California Corporations Code Section 1502(a) or Section 2117(a), as applicable;

4.1.3                     (a) a copy of the Certificate of Incorporation of ColorLink Inc.; (b) a Resolution of the Board of Directors of ColorLink Inc. approving and authorizing the execution, delivery and performance of its continuing guaranty, certified by its corporate secretary; and, (c) a copy of the last annual report filed on behalf of ColorLink Inc. containing the information required by Delaware Corporation Code Section 502;

4.1.4                     (a) a copy of the Articles of Incorporation of Stereographics Corporation; (b) a Resolution of the Board of Directors of Stereographics Corporation approving and authorizing the execution, delivery and performance of its continuing guaranty, certified by its corporate secretary; and, (c) a copy of the last certificate filed on behalf of Stereographics Corporation containing the information as that required by California Corporations Code Section 1502(a) or Section 2117(a), as applicable;

4.1.5                     (a) copies (and acknowledgement copies to the extent reasonably available) of financing statements (Form UCC-1) duly filed under the Code in all such jurisdictions as are necessary to perfect CNB’s security interests created under this Agreement; and (b) evidence that all filings, recordings and other actions that are necessary or advisable, in CNB’s opinion, to establish, preserve and perfect CNB’s security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

4.1.6                     Evidence that the insurance required by Section 6.6 hereof is in effect;

4.1.7                     A complete list of claims made against Borrower, as indicated in Schedule 4.1.6 hereto; and

4.1.8                     The Facility Fee.

4.2                               Conditions to Each Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB’s satisfaction:

4.2.1                     The representations and warranties of Borrower set forth in Section 5 will be true and correct on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;

4.2.2                     No Guarantor will have revoked his, her or its guaranty and no such guaranty will have become otherwise unenforceable with respect to future advances;

4.2.3                     No holder of Subordinated Debt will be in violation of his, her or its Subordination Agreement executed in favor of CNB, and such Subordination Agreement is enforceable with respect to future advances;

4.2.4                     There will be in full force and effect in favor of CNB a legal, valid and enforceable first security interest in, and a valid and binding first lien on the Collateral; and CNB will have received evidence, in form and substance acceptable to CNB, that all filings, recordings and other actions that are necessary or advisable, in the opinion of CNB, in order to establish, protect, preserve and perfect CNB’s security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

4.2.5       There will have occurred no Event of Default or Potential Event of Default; and

4.2.6       All other documents and legal matters in connection with the transactions described in this Agreement will be reasonably satisfactory in form and substance to CNB.

5.             REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties, which will survive the making and repayment of the Loans and other extensions of credit:

5.1          Corporate Existence, Power and Authorization. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers and have been duly authorized by all necessary corporate action on the part of Borrower.

5.2          Binding Agreement. The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

5.3          Ancillary Documents. To the extent that any security agreement, subordination agreement or guaranty is required to be executed by a Subsidiary or Affiliate, the representations and warranties set forth in Sections 5.1 and 5.2 are also true and correct with respect to such Subsidiary and Affiliate and such document.

5.4          Other Agreements. The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court or arbitration board or the Articles of Incorporation or Bylaws of Borrower, or result in the breach of or a default under any provisions of any agreement to which Borrower is a party.

5.5          Litigation. There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, any Subsidiary or Guarantor, or any of their respective properties which, if adversely determined, would have a Material Adverse Effect.

5.6          Financial Condition. The most recent financial statements of Borrower, its Subsidiaries and each Guarantor, if any, copies of which have been delivered to CNB, have been prepared consistent with prior periods and in accordance with GAAP (except for FASB 123, tax accrual and purchase accounting) and are true, complete and correct and fairly present, in all material respects, the financial condition of Borrower, its Subsidiaries or such Guarantor, as the case may be, including operating results, as of the accounting period referenced therein. There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary or Guarantor since the date of such financial statements. Neither Borrower nor any Subsidiary or Guarantor has any material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

5.7          No Violations. Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject, where such violation would have a Material Adverse Effect.

5.8          Collateral. Borrower owns and has possession of and has the right and power to grant a security interest in the Collateral, and the Collateral is genuine and free from liens, adverse claims, setoffs, defaults, prepayments, defenses and encumbrances except those in favor of CNB and the Permitted Liens. No bills of lading, warehouse receipts or other documents or instruments of title are outstanding with respect to the Collateral or any portion of the Collateral, in favor of a Person other than Borrower. The office where Borrower keeps its records concerning all Accounts is 100 No. Crescent Drive, Suite 120, Beverly Hills, CA 90210.

5.9          ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). No “Reportable Event” (as defined in ERISA and the regulations issued thereunder [other than a “Reportable Event” not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation (“PBGC”) under such regulations]) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the PBGC in connection with any such plan.

5.10        Consents. No consent, license, permit, or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery and performance by Borrower of this Agreement or the transactions contemplated hereby.

5.11        Use of Proceeds. The proceeds of the Loans will be used by Borrower solely for (a) prepayment of outstanding Debt, (b) capital expenditures, (c) working capital purposes in the normal course of business, and (d) general corporate purposes.

5.12        Regulation U. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

5.13        Environmental Matters.

5.13.1     The operations of Borrower and each Subsidiary comply in all material respects with all (a) applicable federal, state and local environmental, health and safety statutes, regulations and ordinances and (b) terms of all required permits and licenses, in each case where the failure to so comply would have a Material Adverse Effect.

5.13.2     Borrower and each Subsidiary have received no written notices of threatened or pending governmental or private civil, criminal or administrative proceeding regarding any environmental or health and safety statute, regulation or ordinance and have not been subject to any federal, state or local investigations, inspections or orders regarding any environmental or health and safety statute, regulation or ordinance, in each case which would have a Material Adverse Effect.

5.13.3     Neither Borrower nor any Subsidiary knows of any facts or conditions which may exist which may subject Borrower or any Subsidiary to material liability under any federal, state or local environmental, health or safety statutes, regulations or ordinances, and neither Borrower nor any Subsidiary is presently or contingently liable for any material removal, remedial, response or other costs or damages in connection with any release into the environment of toxic or hazardous substances or waste included on any federal, state or local hazardous chemical or substance lists under any federal, state or local statute, regulation or ordinance.

6.             AFFIRMATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:

6.1          Collateral.

6.1.1       Borrower will, on demand of CNB, make available to CNB, shipping and delivery receipts evidencing the shipment of the goods which gave rise to an Account; completion certificates or other proof of the satisfactory performance of services which gave rise to an Account; a copy of the invoice for each Account; and Borrower’s copy of any written contract or order from which an Account arose. Unless previously requested by Borrower in writing to return such documents, CNB will be authorized to destroy any such documentation six (6) months after its receipt by CNB;

6.1.2       Borrower will advise CNB within ten (10) days whenever an Account Debtor refuses to retain, or returns, any goods from the sale of which an Account arose, when the sale exceeds $50,000.00;

6.1.3       Upon the occurrence and during the continuance of an Event of Default, Borrower will give CNB, upon request, specific assignments of Accounts after they come into existence, and schedules of Accounts, the form and content of such assignments and schedules to be satisfactory to CNB; but, despite this provision for express assignments to CNB, CNB will have a continuing security interest in all Accounts irrespective of whether some Accounts are omitted from such assignments or whether any assignments are ever given; and Borrower will execute and deliver to CNB any instrument, document, financing statement, assignment or other writing which CNB may deem necessary or desirable to carry out on the terms of this Agreement, to perfect CNB’s security interest in the Accounts, and any other Collateral for the Obligations, or to enable CNB to enforce its security interest in any of the foregoing;

6.1.4       Borrower will maintain, in accord with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom. Borrower will not change the accounting method used to determine Borrower’s Inventory cost without CNB’s prior written approval. Borrower will permit representative(s) of CNB, at any reasonable time, to inspect, audit, examine and make extracts or copies from all books, records and other data relating to the Collateral, to inspect any of Borrower’s properties and to confirm balances due on Accounts by direct inquiry to Account Debtors, and will give CNB, promptly upon request, all information regarding the business or finances of Borrower reasonably requested by CNB;

6.1.5       Borrower will, if requested by CNB, mark its records concerning its Inventory and Accounts in a manner satisfactory to CNB to show CNB’s security interest therein;

6.1.6       Borrower will, if requested by CNB, provide CNB with a current physical count of its Inventory in the manner specified by CNB;

6.1.7       Borrower will, if requested by CNB, endorse to the order of and deliver to CNB any negotiable instrument accepted by Borrower in lieu of payment in accord with the original terms of sale;

6.1.8       Borrower will pay CNB, upon demand, the cost, including, but not limited to reasonable attorneys’ fees and expenses (which counsel may be CNB employees) expended or incurred by CNB (or allocable to CNB’s in-house counsel) during the continuance of an Event of Default in the collection or enforcement of any Accounts or other Collateral if CNB itself undertakes such collection or enforcement, together with all taxes, charges and expenses of every kind or description paid or incurred by CNB under or with respect to loans hereunder or any Collateral therefor and Borrower authorizes CNB to charge the same to any deposit account of Borrower or Borrower’s Loan Account maintained with CNB;

6.1.9       Borrower will promptly notify CNB of any occurrence or discovery of any event which would cause or has caused a previously Eligible Account to become ineligible;

6.1.10     Borrower will maintain the tangible Collateral in good condition (ordinary wear and tear excepted) and promptly notify CNB of any event causing material loss or reduction of value of Collateral and the amount of such loss or reduction; and

6.1.11     Borrower will, upon request by CNB, but in no event less than once every six (6) months, supply CNB with a current list of the names and addresses of all Account Debtors.

6.2          Financial Statements.  Borrower will furnish to CNB on a continuing basis:

6.2.1       If at the end of any month, Adjusted EBITDA for the twelve-month period ending on the last day of such month is $3,000,000.00 or less, then within thirty (30) days after the end of each month, or sooner if available, a financial statement consisting of not less than a balance sheet, income statement, reconciliation of net worth and statement of cash flows, prepared consistent with prior periods and in accordance with GAAP, which financial statement may be internally prepared;

6.2.2       If at the end of any fiscal quarter, Adjusted EBITDA for the twelve-month period ending on the last day of such fiscal quarter is greater than $3,000,000.00, then within forty-five (45) days after the end of each such quarterly accounting period of each fiscal year, a financial statement consisting of not less than a balance sheet, income statement, reconciliation of net worth and statement of cash flows, prepared consistent with prior periods and in accordance with GAAP (except for FASB 123, tax accrual and purchase accounting) and accompanied by the following: (a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower’s certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto, which financial statement may be internally prepared;

6.2.3       Within one hundred fifty (150) days after the close of Borrower’s fiscal year, a copy of the annual audit report for Borrower and the Subsidiaries, including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant acceptable to CNB, certified by such accountant to have been prepared in accordance with GAAP and accompanied by the following: (a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower’s certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto;

6.2.4       Within forty five (45) days after the end of each quarterly accounting period of each fiscal year, Borrower’s Covenant Compliance Certificate; and

6.2.5       Upon request by CNB, a copy of the Federal Income Tax Return of Borrower.

6.3          Collateral Reports. Borrower will supply the following collateral reports, together with such additional information, reports and/or statements as CNB may reasonably request, within the times set forth below:

6.3.1       Within five (5) Business Days of CNB’s request, a listing and aging by invoice date of all accounts receivable and accounts payable (together with sales and payment terms, and detail of outstanding balances due by invoice date from all Account Debtors);

6.3.2       Within thirty (30) days after the end of each fiscal quarter, a schedule listing for each License Agreement, the theatre owner, the territory, the number of theaters, the initial film for which the License Agreement was entered into, the installation date of the 3-D theatrical system, the initial fee, the annual fee and such other information that CNB may from time to time reasonably request; and

6.3.3       Whenever Loans outstanding exceed three hundred percent (300%) of Adjusted EBITDA, a Borrowing Base Certificate within thirty (30) days after the end of each month.

6.4          Taxes and Premiums. Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges, and real and personal property taxes including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required hereunder, prior to the date upon which penalties are attached thereto. CNB may pay, for the account of Borrower, any of the foregoing which Borrower fails to pay; any such amounts will be debited to Borrower’s Loan Account and will be paid by Borrower to CNB, with interest thereon at the rate stated in Section 2.1.1 (exclusive of LIBOR Loans), upon demand, unless such taxes, assessments or governmental charges shall be contested in good faith and by appropriate proceedings and adequate reserves therefor have been established on the books of Borrower or the appropriate Subsidiary in conformity with GAAP.

6.5          Insurance.

6.5.1       Borrower will, and will cause each Subsidiary to, (a) keep its Inventory, equipment and any other tangible personal property which is Collateral insured for the benefit of CNB under a standard mortgagee protection clause (to whom any loss will be payable) in such amounts, by such companies and against such risks as may be reasonably satisfactory to CNB; (b) pay the cost of all such insurance; and (c) deliver certificates evidencing such insurance to CNB (and copies of policies if requested);;

6.5.2       In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried in its lines of business, including, but not limited to, fire, public liability, property damage, business interruption and worker’s compensation, such insurance to be carried with companies and in amounts satisfactory to CNB, which approval shall not be unreasonably withheld, and deliver to CNB, upon request, schedules setting forth all insurance then in effect; and

6.5.3       If Borrower fails to provide and maintain the policies of insurance required hereunder, CNB may, but is not obligated to, procure such insurance, and Borrower will pay all premiums thereon promptly upon demand by CNB, together with interest thereon at the rate set forth in Section 2.1.1 hereof (exclusive of LIBOR Loans) from the date of expenditure until reimbursement by Borrower.

6.6          Notice. Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, and any change of Borrower’s name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened where the amount or amounts in controversy exceed $100,000.00; (d) any unpaid taxes which are more than fifteen (15) days delinquent; and (e) any other matter which might materially or adversely affect Borrower’s and its Subsidiaries’ financial condition, property or business, taken as a whole.

6.7          Fair Labor Standards Act. Borrower will, and will cause each Subsidiary to, comply in all material respects with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act.

6.8          Corporate Existence. Except as permitted in Section 7.8, Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.

6.9          Compliance with Law. Borrower will, and will cause each Subsidiary to, comply with all requirements of all applicable laws, rules, regulations (including, but not limited to, ERISA with respect to each of their benefit plans, and all environmental and hazardous materials laws), orders of any governmental agency and all material agreements related thereto to which they are a party, where the failure to so comply would have a Material Adverse Effect.

6.10        Financial Tests. Borrower will :

6.10.1     Maintain at all times a sum of (a) Net Worth plus (b) Subordinated Debt of not less than $20,000,000.00;

6.10.2     Achieve for the four fiscal quarters ending March 31, 2008 Adjusted EBITDA of not less than $1,000,000.00;

6.10.3     Achieve a ratio of the outstanding Loans on the last day of each fiscal quarter to Adjusted EBITDA on a rolling four-quarter basis ending on the last day of each fiscal quarter of not more than (a) 3.0 to 1 on June 30, 2008 and September 30, 2008, (b) 2.5 to 1 on December 31, 2008, and (c) 2.0 to 1 on March 31, 2009 and continuing on each fiscal quarter-end thereafter; and

6.10.4     Achieve a ratio of Adjusted EBITDA to Fixed Charges, on a rolling four-quarter basis ending on the last day of each fiscal quarter, of not less than (a) 1.0 to 1 on June 30, 2008 and September 30, 2008, (b) 1.1 to 1 on December 31, 2008, (c) 1.15 to 1 on March 31, 2009, and (d) 1.25 to 1 on June 30, 2009 and continuing on each fiscal quarter-end thereafter.

6.11        Minimum Screens. Borrower will have Screens subject to License Agreements of not less than: (a) 700 as of the date of this Agreement, (b) 1000 as of March 31, 2008, (c) 1,300 as of March 31, 2009, and (d) 1,500 as of June 30, 2009 and thereafter.

6.12        Transactions with Affiliates. All contracts and other transactions between Borrower and its Affiliates (other than its wholly-owned Subsidiaries) shall be on a basis no less favorable to the Borrower or such Subsidiary as would be obtained in a comparable arm’s-length transaction with a Person who is not an Affiliate.

7.             NEGATIVE COVENANTS. Borrower agrees that until payment in full of all the Obligations, Borrower will not, nor will it permit any Subsidiary to, do any of the following, without CNB’s prior written consent:

7.1          Borrowing. Create, incur, assume or permit to exist any Debt except (a) Debt outstanding on the date hereof and listed on Schedule 7.1, (b) Debt to CNB, (c) Subordinated Debt, (d) trade Debt in the ordinary course of Borrower’s business, (d) purchase money Debt incurred by either Digital Link, LLC or Digital Link II, LLC, in connection with the acquisition of equipment or other capital assets, and (e) other purchase money Debt incurred in connection with the acquisition of equipment or other capital assets (including capitalized lease expenditures) not to exceed in the aggregate $100,000.00.

7.2          Sale of Assets. Except in respect of the sale or other disposition of (a) its ownership interest in ColorLink Japan, Ltd., (b) inventory, servers and projectors in the ordinary course of business, and (c) equipment which has become obsolete or reached the end of its useful life (but only to the extent such equipment is being replaced), sell, transfer, convey, lease or otherwise dispose of any of its properties or assets (whether in one transaction or in a series of related transactions) with a fair value in excess of $100,000.00 in any fiscal year.

7.3          Loans. Make loans or advances to any Person, except credit extended to employees or to customers in the ordinary course of business.

7.4          Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person, including Borrower, a Subsidiary or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) Contingent Liabilities in favor of CNB, and (c) those outstanding on the date hereof and listed on Schedule 7.4.

7.5          Investments. Purchase or acquire the obligations or stock of, or any other interest in, any partnership, joint venture, limited liability company or corporation, except (a) direct obligations of the United States of America; (b) investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00), (c) investments in wholly-owned Subsidiaries, (d) purchases of the equity interests or assets of ColorLink Japan, Ltd. not currently owned by Borrower, and (e) investments made on or before February 28, 2008 relating to the motion picture “U2 3D” in an aggregate amount not to exceed $8,000,000.00.

7.6          Mortgages, Liens, etc. Create or suffer to exist any Lien on any of its property or assets, other than (a) Liens created under the Loan Documents and (b) Permitted Liens.

7.7          Involuntary Liens. Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.

7.8          Sale and Leaseback. Enter into any sale-leaseback transaction.

7.9          Mergers and Acquisitions. Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person, except (a) that a Subsidiary may be merged into or consolidated with another Subsidiary or with Borrower and (b) for investments permitted under Section 7.5.

7.10        Dividends and Purchase of Stock. Redeem or repurchase stock or partnership interests, declare or pay any dividends or make any distribution, whether of capital, income or otherwise, and whether in cash or other property, except that any Subsidiary may declare distributions to Borrower; provided, however, if Borrower for any tax year elects to file as a Sub-Chapter S corporation under the federal or state income tax laws, distributions may be made to Borrower’s shareholders during any current or subsequent tax year in proportion to their holdings, in an aggregate amount equal to that payable by an individual in the highest tax bracket upon Borrower’s taxable income.

7.11        Event of Default. Permit a default to occur under any document or instrument evidencing Debt in an outstanding amount of at least $50,000.00 incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

8.             SECURITY AGREEMENT.

8.1          Grant of Security Interest. To secure all of the Obligations, Borrower hereby grants and transfers to CNB a continuing security interest in the following property whether now owned or hereafter acquired:

8.1.1       All of Borrower’s Inventory;

8.1.2       All of Borrower’s Accounts;

8.1.3       All of Borrower’s general intangibles as that term is defined in the Code;

8.1.4       All of Borrower’s equipment, as that term is defined in the Code;

8.1.5       All of Borrower’s interest in any patents (now existing or pending), copyrights, trade names, trademarks and service marks useful to the operation of Borrower’s business;

8.1.6       All notes, drafts, acceptances, instruments, documents of title, policies and certificates of insurance, chattel paper, guaranties and securities now or hereafter received by Borrower or in which Borrower has or acquires an interest;

8.1.7       All cash and noncash proceeds of the foregoing property, including, without limitation, proceeds of policies of fire, credit or other insurance;

8.1.8       All of Borrower’s books and records pertaining to any of the Collateral described in this Section 8.1; and

8.1.9       Any other Collateral which CNB and Borrower may designate as additional security from time to time by separate instruments.

8.2          Notification of Account Debtors. CNB will have the right to notify any Account Debtor to make payments directly to CNB, take control of the cash and noncash proceeds of any Account, and settle any Account, which right CNB may exercise at any time upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, whether Borrower was theretofore making collections thereon. Until CNB elects to exercise such right, Borrower is authorized on behalf of CNB to collect and enforce the Accounts. Upon the occurrence and during the continuation of a Potential Event of Default or an Event of Default, immediately upon CNB’s request, Borrower will deliver to CNB for application in accord with this Agreement, all checks, drafts, cash and other remittances in payment or on account of payment of its Accounts on the banking day following the receipt thereof, and in precisely the form received, except for the endorsement of Borrower where necessary to permit collection of the items, which endorsement Borrower hereby agrees to make. Pending such delivery, Borrower will not commingle any such checks, cash, drafts and other remittances with any of its other funds or property, but will hold them separate and apart therefrom expressly in trust for CNB. All such remittances will be accompanied by such statements and reports of collections and adjustments as CNB may reasonably specify.

8.3          Attorney-In-Fact. CNB or any of its officers is hereby irrevocably made the true and lawful attorney for Borrower with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of moneys which are payable to Borrower and constitute collections on Accounts; (b) execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give CNB hereunder; (c) receive, open and dispose of all mail addressed to Borrower; (d) notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as CNB will designate; and (e) do such other acts in the name of Borrower which CNB may deem necessary or desirable to enforce any Account or other Collateral. The powers granted CNB hereunder are solely to protect its interests in the Collateral and will not impose any duty upon CNB to exercise any such powers. Notwithstanding the foregoing, CNB shall not exercise any of the aforementioned powers unless a Potential Event of Default or an Event of Default shall have occurred and be continuing.

9.             EVENTS OF DEFAULT AND PROCEEDINGS UPON DEFAULT.

9.1          Events of Default. After expiration of any applicable cure period set forth in Section 9.1 or 9.2, the following will constitute Events of Default under this Agreement:

9.1.1       Failure by Borrower to pay when due any (a) principal amount of Loans, (b) interest owing in respect of the amount of the Loans and continuation of such default for three (3) Business Days, or (c) other amount owing under this Agreement or any other Loan Document, and continuance of any such default for five (5) Business Days;

9.1.2       Any Person, or any Subsidiary of any Person, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, agreements or obligations under any Loan Document (other than those described in Section 9.1.1);

9.1.3       Any financial statement delivered after the date of this Agreement, representation or warranty made or furnished by Borrower or any Subsidiary or Guarantor in connection with the Loan Documents proves to have been incorrect in any material respect when made;

9.1.4       The entry of an order for relief or the filing of an involuntary petition with respect to Borrower or any Subsidiary or Guarantor under the United States Bankruptcy Code; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any Subsidiary or Guarantor; or Borrower or any Subsidiary or Guarantor makes a general assignment for the benefit of creditors;

9.1.5       CNB’s security interest in or lien on any material portion of the Collateral (other than the Accounts) becomes impaired or otherwise unenforceable;

9.1.6       Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

9.1.7       Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any governmental permit, license or approval which is necessary to the operation of its business;

9.1.8       All or substantially all of the property of Borrower or any Guarantor or Subsidiary is condemned, seized or otherwise appropriated;

9.1.9       The occurrence of (a) a Reportable Event (as defined in ERISA) which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which constitutes grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a Material Adverse Effect;

9.1.10     The Permitted Individual Holders, Shamrock and the Subsidiaries and Affiliates of Shamrock shall, collectively, no longer control at least fifty-one percent (51%) of the capital stock of Borrower, on an issued and outstanding basis;

9.1.11     Any obligee of Subordinated Debt fails to comply with the provisions of the documents evidencing such Subordinated Debt or any Subordination Agreement; or

9.1.12     Any Guarantor revokes its Guaranty, or such Guaranty becomes otherwise unenforceable with respect to future advances.

9.2          Notice of Default and Cure of Potential Events of Default. Except with respect to the Events of Default specified in Sections 9.1.1, 9.1.4, or 9.1.5 above, and subject to the provisions of Section 9.4, CNB will give Borrower at least ten (10) days’ written notice of any event which constitutes, or with the lapse of time would become, an Event of Default, during which time Borrower will be entitled to cure same.

9.3          CNB’s Remedies. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate the obligation of CNB to make additional Loans hereunder; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to the Collateral.

9.4          Additional Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially and negatively affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including, but not limited to, seeking injunctive relief and the appointment of a receiver, whether an Event of Default or Potential Event of Default has occurred under this Agreement.

10.          MISCELLANEOUS.

10.1        Reimbursement of Costs and Expenses.  Borrower will reimburse CNB for all costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys’ fees and expenses expended or incurred by CNB (or allocable to CNB’s in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court workout or a bankruptcy or reorganization proceeding.

10.2        Dispute Resolution.

10.2.1     Mandatory Arbitration.  At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (1) this Agreement, and/or any renewals, extensions, or amendments thereto; (2) any of the Loan Documents; (3) any violation of this Agreement or the Loan Documents; (4) all past, present and future loans; (5) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (6) any aspect of the present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles County, California, and administered by the American Arbitration Association (“AAA”) in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure Section 1280 et. seq.) and the then existing Commercial Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal court having jurisdiction thereof.

10.2.2     Real Property Collateral. Notwithstanding the provisions of Section 10.2.1, no controversy or claim will be submitted to arbitration without the consent of all the parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation owed to CNB which is secured in whole or in part by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim will be determined as provided in Section 10.2.3.

10.2.3     Judicial Reference. At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in Sections 10.2.1 and 10.2.2 will be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et. seq. If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

10.2.4     Provisional Remedies, Self Help and Foreclosure. No provision of this Agreement will limit the right of any party to: (1) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (2) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (3) exercise self help remedies such as setoff, or (4) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

10.2.5     Powers and Qualifications of Arbitrators. The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s). The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

10.2.6     Discovery. The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

10.2.7     Miscellaneous. The arbitrator(s) will determine which is the prevailing party and will include in the award that party’s reasonable attorneys’ fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

10.3                        Cumulative Rights and No Waiver. All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other. No failure or delay on the part of CNB in exercising any right or remedy will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such right or remedy will preclude any further exercise thereof or the exercise of any other right or remedy.

10.4                        Applicable Law. This Agreement will be governed by California law.

10.5                        Lien and Right of Set-off. If an Event of Default shall have occurred and be continuing, CNB is hereby authorized at any time and from time to time, without notice to Borrower or any other Person, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or specific, time or savings or demand, provisional or final) at any time held and any other Debt at any time owing by CNB to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under the Agreement and the other Loan Documents, irrespective of whether or not CNB shall have made any demand under this Agreement or such other Loan Documents and although such obligations may be unmatured. The rights of CNB under this Section are in addition to other rights and remedies (including other rights of setoff) which CNB may have under applicable law.

10.6                        Notices. Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed. For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

CNB:	City National Bank 555 South Flower Street, 16th Floor Los Angeles, California 90071 Attention: Aaron Cohen, Senior Vice President

with copy to:	City National Bank, Legal Department 400 North Roxbury Drive Beverly Hills, California 90210-5021 Attention: Managing Counsel, Credit Unit

Borrower:	REAL D 100 N. Crescent Drive, Suite 120 Beverly Hills, California 90210 Attention: Andrew Skarupa, Chief Financial Officer

10.7                        Assignments. The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB’s successors and assigns and Borrower’s successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of CNB. CNB reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, CNB’s rights and benefits hereunder, but only with the prior written consent of Borrower; provided, however, no such consent shall be required if (i) any such sale, assignment, transfer, negotiation or participation is to an Affiliate of CNB (in which circumstances, however, a written notice will be provided to Borrower of such sale, assignment, transfer, negotiation or participation), or (ii) an Event of Default has occurred and is continuing.

10.8                        Confidentiality. CNB agrees to keep this Agreement and information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with CNB’s customary practices and agrees it will only use such information in connection with the transactions contemplated by this Agreement and the other Loan Documents, and not disclose any of such information other than (a) to CNB’s employees, attorneys, representatives, agents, directors or other Persons who are, or are expected to be, involved in the evaluation of such information in connection with, and the administration and servicing of, the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to CNB on a non-confidential basis from a source other than Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by applicable regulators or auditors, or (d) to assignees, participants or other transferees or potential assignees, participants or other transferees who agree to be bound by the provisions of this sentence.

10.9                        Indemnification.

10.9.1              Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section 10.9 includes CNB’s parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys and assigns) harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, which attorneys may be employees of CNB, or may be outside counsel), costs, settlements, judgments or recoveries arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by this Agreement, the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys’ fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB’s in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral. Any obligation or liability of Borrower to CNB under this Section will survive the Termination Date and the repayment of all Loans and other extensions of credit and the payment or performance of all other Obligations of Borrower to CNB.

10.9.2              Borrower will, at all times, indemnify and hold CNB harmless from and against any liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, which attorneys may be employees of CNB, or may be outside counsel), costs, settlements, judgments or recoveries directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance on, under, or about Borrower’s property or operations or property leased to or used by Borrower. For these purposes, the term “hazardous substances” means any substance which is or becomes designated as “hazardous” or “toxic” under any Federal, state, or local law. This indemnity will survive the Termination Date and the repayment of all Obligations of Borrower to CNB.

10.10                 Complete Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement. This Agreement may be amended only in a writing signed by Borrower and CNB.

10.11                 Headings. Section headings in this Agreement are included for convenience of reference only and do not constitute a part of the Agreement for any purpose.

10.12                 Accounting Terms. Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date hereof.

10.13                 Severability.  Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

10.14                 Counterparts. This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

IN WITNESS WHEREOF, CNB and Borrower have caused this Agreement to be executed as of the date first specified at the beginning of this Agreement.

Borrower	REAL D,
a California corporation

	By:	/s/ Michael V. Lewis
Michael V. Lewis, Chairman and Chief
Executive Officer

CNB	City National Bank, a
national banking association

	By:	/s/ Aaron Cohen
Aaron Cohen, Senior Vice President